Exhibit 99.1

FOR IMMEDIATE RELEASE

New York REIT Announces Third Quarter 2014 Operating Results

New York, New York, November 3, 2014 – New York REIT, Inc. (NYSE: NYRT) (“NYRT”), a real estate investment trust (“REIT”) focused on acquiring, owning and operating commercial real estate located in New York City, announced today its financial and operating results for the third quarter of 2014.

Select Third Quarter Highlights:

•	Completed $335.0 million office acquisition of Twitter’s Manhattan office headquarters
•	Generated Core Funds from Operations (“Core FFO”) of $19.8 million (or $0.12 per fully diluted share)
•	Realized Adjusted Funds from Operations (“AFFO”) of $17.3 million (or $0.11 per fully diluted share)
•	Increased total occupancy from 93.6% to 94.9% and same store occupancy from 93.6% to 94.5%
•	Executed six new leases totaling approximately 67,400 square feet, representing approximately 25% of the Company’s entire vacancy as of the end of the second quarter
•	Increased rental rates on replacement leases by 8% on a cash basis and 7% on a GAAP basis

Highlights Subsequent to Quarter End

•	Engaged financial advisors to evaluate strategic alternatives
•	Gained research coverage from SunTrust Robinson Humphrey, Inc.
•	Executed a new lease representing 13,504 square feet with seven-year term at 218 W 18th St
•	Were included in the Dow Jones Select REIT index

“We are very pleased with the operational success that we have been able to create,” said Michael Happel, President. “However, as previously announced, we have engaged financial advisors to assess our strategic alternatives as management and the board of directors believe that the market is undervaluing our shares. That process is underway and while we do not have an update on that process today, we will continue to explore every avenue to maximize value for our shareholders. In the interim, the team continues to successfully execute on our business plan.”

Gregory Sullivan, Chief Financial Officer and Chief Operating Officer, of NYRT added, “The vibrancy and strength of the Manhattan office market was evident in our strong leasing activity during the quarter. We signed 67,400 square feet of new leases, which represented approximately a quarter of the entire vacant space in our portfolio as of the end of the second quarter. While the incremental income from these leases will show up in subsequent quarters, our leasing success and accompanying sizable rental uplift continues to demonstrate the quality and appeal of our portfolio. Acquisitions are another key objective for us and, to that end, we completed the acquisition of the “Twitter Building” for $335.0 million during the quarter.”

Key Financial Measures

For the third quarter, NYRT reported Core FFO of $0.12 per fully diluted share, consistent with $0.12 per fully diluted share for the second quarter. AFFO for the third quarter was $0.11 per fully diluted share, consistent with $0.11 per fully diluted share in the second quarter. Cash NOI for the third quarter was $26.3 million, equivalent to $26.3 million in the second quarter, and stabilized cash NOI including free rent was $30.5 million compared to $28.2 million in the second quarter, an increase of 8%. Net income attributable to stockholders was $9.7 million (or $0.05 per fully diluted share) for the third quarter, which includes a deduction of $21.7 million of depreciation and amortization and a gain related to the estimated value of the listing promote of $24.7 million.

Leasing Activity and Occupancy

In the third quarter, NYRT signed approximately 67,400 square feet of new leases. Highlights included 32,598 square feet leased to CBS with a 12-year term at Worldwide Plaza located at 825 Eighth Avenue (of which 15,940 square feet is NYRT’s share) and 13,504 square feet leased to Corcoran with a 10-year term at "The Red Bull Building" located at 218 West 18th Street. For the third quarter, rental rates on the two replacement leases increased 8% on a cash basis and 7% on a GAAP basis. Tenant improvement costs and leasing commissions for replacement leases signed in the third quarter were $36.42 per square foot. The portfolio’s weighted average lease term was 10.2 years as of quarter end.

Financial Strength and Liquidity

NYRT’s combined total debt to enterprise value was 42% as of the end of the third quarter. Enterprise value of $2.9 billion is based on the September 30, 2014 closing share price of $10.28, multiplied by 164.3 million fully diluted shares outstanding and adding the quarter end total combined debt of $1.2 billion, which includes NYRT’s pro-rata share of unconsolidated debt.

As of quarter end, combined interest coverage was 3.4x based on Adjusted EBITDA and the weighted average interest rate on NYRT’s combined outstanding debt of $1.2 billion was 3.1% with an average remaining term of 4.9 years. At quarter end, NYRT had $80.0 million of availability on its credit facility.

Dividends

During the third quarter, NYRT’s Board of Directors approved a common stock dividend of $0.115 per share, paid monthly at a rate of $0.038 per common share, and representing a dividend yield of 4.5% on an annualized basis, based on NYRT’s closing pricing of $10.28 per share on September 30, 2014.

Conference Call

NYRT will host a conference call on November 4, 2014 at 11:00 a.m. ET to discuss the third quarter financial and operating results.

Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the NYRT website, www.nyrt.com, in the "Investor Relations" section.

To listen to the live call, please go to NYRT's “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the NYRT website at www.nyrt.com.

Conference Call Details

Live Call
Dial-In (Toll Free): 1-888-317-6003
International Dial In (Toll Free): 1-412-317-6061
Canada Dial In (Toll Free): 1-866-284-3684
Participant Elite Entry Number: 9380952

Conference Replay*
Domestic Dial In (Toll Free): 1-877-344-7529

International Dial In (Toll Free): 1-412-317-0088
Canada Dial In (Toll Free): 1-855-669-9658
Conference Number: 10054919

*Available one hour after the end of the conference call through February 4, 2015 at 9:00 a.m. ET.

(Participants will be required to state their name and company upon entering call).

Supplemental Schedules

NYRT has filed a supplemental information package with the Securities and Exchange Commission to provide additional disclosure and financial information for the benefit of NYRT’s various stakeholders. The supplemental package can be found under the “Presentations” tab in the Investor Relations section of NYRT’s website at www.nyrt.com and on the Securities and Exchange Commission website at www.sec.gov.

About NYRT

NYRT is a publicly traded corporation listed on the NYSE and is a New York City focused REIT that acquires commercial real estate, including office and retail properties, located in New York City. NYRT currently owns 24 buildings representing 3.4 million square feet. Additional information about NYRT can be found on its website at www.nyrt.com. NYRT may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn. Additional information is also available on NYRT’s website at www.nyrt.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRT makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns.

The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond NYRT’s control, including other factors included in NYRT’s reports filed with the SEC, particularly in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of NYRT's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. NYRT does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:
Anthony J. DeFazio	Gregory W. Sullivan
DDCworks tdefazio@ddcworks.com	Chief Financial Officer & Chief Operating Officer New York REIT, Inc.
(484) 342-3600	gsullivan@nyrt.com
(212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
(917) 475-2135

NEW YORK REIT, INC.

Consolidated Balance Sheets

(In thousands, except for share and per share data)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$498,820	$425,814
Buildings, fixtures and improvements	1,223,365	989,145
Acquired intangible lease assets	151,346	127,846
Total real estate investments, at cost	1,873,531	1,542,805
Less accumulated depreciation and amortization	(102,191)	(41,183)
Total real estate investments, net	1,771,340	1,501,622
Cash and cash equivalents	26,111	233,377
Restricted cash	10,308	1,122
Investment securities, at fair value	4,334	1,048
Investments in unconsolidated joint ventures	228,749	234,774
Preferred equity investment	35,100	30,000
Derivatives, at fair value	443	490
Receivable for sale of common stock	—	11,127
Due from affiliate	1,000	—
Prepaid expenses and other assets	36,903	21,404
Deferred costs, net	14,475	13,341
Total assets	$2,128,763	$2,048,305

LIABILITIES AND EQUITY
Mortgage notes payable	$172,363	$172,716
Credit facility	625,000	305,000
Market lease intangibles, net	81,813	73,029
Derivatives, at fair value	14,224	875
Accounts payable and accrued expenses	24,269	30,703
Deferred rent and other liabilities	3,990	7,997
Dividends payable	—	8,726
Total liabilities	921,659	599,046
Preferred stock, $0.01 par value; 40,866,376 shares authorized, none issued and outstanding	—	—
Convertible preferred stock, $0.01 par value, 9,133,624 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value; 300,000,000 shares authorized, 162,185,052 and 174,120,408 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	1,620	1,741
Additional paid-in capital	1,400,400	1,533,698
Accumulated other comprehensive loss	(359)	(613)
Accumulated deficit	(209,463)	(86,008)
Total stockholders' equity	1,192,198	1,448,818
Non-controlling interests	14,906	441
Total equity	1,207,104	1,449,259
Total liabilities and equity	$2,128,763	$2,048,305

NEW YORK REIT, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Rental income	$30,246	$14,476	$83,521	$32,283
Operating expense reimbursements and other revenue	10,268	1,252	26,534	2,677
Total revenues	40,514	15,728	110,055	34,960
Operating expenses:
Property operating	15,557	3,670	43,641	7,855
Asset management fees to affiliates	2,980	—	5,254	—
Acquisition and transaction related	4,436	4,273	16,082	4,639
Asset management fee earnout	—	—	11,500	—
General and administrative	3,339	183	7,458	547
Estimated value of listing promote	(24,700)	—	13,400	—
Depreciation and amortization	21,657	10,259	62,892	20,531
Total operating expenses	23,269	18,385	160,227	33,572
Operating income (loss)	17,245	(2,657)	(50,172)	1,388
Other income (expenses):
Interest expense	(8,407)	(2,749)	(17,159)	(7,589)
Loss from unconsolidated joint venture	(85)	—	(1,121)	—
Income from preferred equity investment, investment securities and interest	769	26	2,070	27
Gain on derivative instruments	—	—	1	4
Total other expenses	(7,723)	(2,723)	(16,209)	(7,558)
Net income (loss)	9,522	(5,380)	(66,381)	(6,170)
Net loss attributable to non-controlling interests	173	7	683	22
Net income (loss) attributable to stockholders	$9,695	$(5,373)	$(65,698)	$(6,148)
Basic net income (loss) per share attributable to stockholders	$0.06	$(0.06)	$(0.39)	$(0.12)
Diluted net income (loss) per share attributable to stockholders	$0.05	$(0.06)	$(0.39)	$(0.12)

NEW YORK REIT, INC.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

(In thousands)

	Three Months Ended			Nine Months Ended
	March 31, 2014	June 30, 2014	September 30, 2014	September 30, 2014
Net income (loss) (in accordance with GAAP)	$(8,155)	$(67,748)	$9,522	$(66,381)
Depreciation and amortization, net of adjustments related to joint ventures	21,003	20,213	21,649	62,865
Proportionate share of depreciation and amortization related to unconsolidated joint venture	6,354	6,302	6,302	18,958
FFO	19,202	(41,233)	37,473	15,442
Acquisition fees and expenses	69	11,577	4,436	16,082
Asset management fee earnout	—	11,500	—	11,500
Estimated value of listing promote	—	38,100	(24,700)	13,400
Non-recurring revenue	—	—	(855)	(855)
Non-recurring deferred financing cost expense	—	—	3,108	3,108
Non-recurring non-cash compensation expense	—	—	332	332
Core FFO	19,271	19,944	19,794	59,009
Plus:
Non-cash compensation expense	16	1,882	2,143	4,041
Non-cash portion of interest expense	726	1,424	1,275	3,425
Class B distributions	88	19	—	107
Seller free rent credit	—	—	2,277	2,277
Minus:
Amortization of above/below market lease assets and liabilities	(2,454)	(2,267)	(2,296)	(7,017)
Mark-to-market adjustments	—	(1)	—	(1)
Straight-line rent	(2,430)	(1,446)	(4,839)	(8,715)
Recurring capital expenditures	(1,216)	(608)	(363)	(2,187)
Proportionate share of adjustments related to unconsolidated joint venture	(560)	(758)	(680)	(1,998)
AFFO	$13,441	$18,189	$17,311	$48,941

NEW YORK REIT, INC.

Reconciliation of Net Loss to Adjusted EBITDA, NOI and Cash NOI

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	March 31, 2014	June 30, 2014	September 30, 2014	September 30, 2014
Net income (loss) (in accordance with GAAP)	$(8,155)	$(67,748)	$9,522	$(66,381)
Acquisition and transaction related	69	11,577	4,436	16,082
Asset management fee earnout	—	11,500	—	11,500
Depreciation and amortization	21,013	20,222	21,657	62,892
Interest expense	3,939	4,813	8,407	17,159
Gain on derivative instruments	—	(1)	—	(1)
Estimated value of listing promote	—	38,100	(24,700)	13,400
Proportionate share of adjustments related to unconsolidated joint venture	11,187	11,189	11,242	33,618
Adjusted EBITDA	28,053	29,652	30,564	88,269
General and administrative	1,361	2,758	3,339	7,458
Asset management fee to affiliate	—	2,274	2,980	5,254
Income from preferred equity investment, investment securities and interest	(624)	(677)	(769)	(2,070)
Preferred return on unconsolidated joint venture	(3,851)	(3,894)	(3,936)	(11,681)
Proportionate share of other adjustments related to unconsolidated joint venture	3,135	652	1,924	5,711
NOI	28,074	30,765	34,102	92,941
Amortization of above/below market lease assets and liabilities	(2,454)	(2,267)	(2,296)	(7,017)
Straight-line rent	(2,430)	(1,446)	(4,839)	(8,715)
Proportionate share of adjustments related to unconsolidated joint venture	(560)	(758)	(680)	(1,998)
Cash NOI	$22,630	$26,294	$26,287	$75,211

Non-GAAP Financial Measures

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”), an industry trade group, has promulgated a measure known as funds from operations (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is a supplemental performance measure but is not equivalent to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s definition.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of a real estate asset diminishes predictably over time, especially if not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO, core funds from operations (“Core FFO”) and adjusted funds from operations (“AFFO”), as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO, Core FFO and AFFO measures and the adjustments to GAAP in calculating FFO, Core FFO and AFFO. Other REITs may not define FFO in accordance with the current NAREIT definition (as we do) or may interpret the current NAREIT definition differently than we do and/or calculate Core FFO and/or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO facilitates comparisons of operating performance between periods and between other REITs in our peer group.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT's definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses.

Core FFO is FFO, excluding acquisition and transaction related costs, other costs that are considered to be non-recurring, such as charges relating to the Listing Note, non-recurring revenue, such as lease termination or modification fees, and non-recurring expenses. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make dividend payments to investors. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. By excluding expensed acquisition costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

We exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments, gains or losses on contingent valuation rights, gains and losses on investments and early extinguishment of debt. We also exclude dividends on Class B OP Units as the related shares are assumed to have converted to common stock in our calculation of fully diluted weighted average common shares. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market lease intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have no cash impact and do not provide liquidity to the company or require capital resources of the company. Similarly, we include items such as free rent credits paid by sellers in our calculation of AFFO because these funds are paid to us during the free rent period and therefore improve our liquidity and ability to pay dividends. By providing AFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our ongoing operating performance without the impacts of transactions that are not related to the ongoing profitability of our portfolio of properties. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies that are not as involved in activities which are excluded from our calculation. Investors are cautioned that AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as it excludes certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.

In calculating AFFO, we exclude expenses, which under GAAP are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us, and therefore such funds will not be available to distribute to investors. All paid and accrued merger and acquisition fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors, the potential for future dividends, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property and certain other expenses. Therefore, AFFO may not be an accurate indicator of our operating performance, especially during periods in which mergers are being consummated or properties are being acquired or certain other expenses are being incurred. AFFO that excludes such costs and expenses would only be comparable to companies that did not have such activities. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments as items which are unrealized and may not ultimately be realized. We view both gains and losses from fair value adjustments as items which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.

Earnings before Interest, Taxes and Depreciation and Amortization, Net Operating Income and Cash Net Operating Income

We believe that earnings before interest, taxes, depreciation and amortization adjusted for acquisition fees and expenses, other non-cash valuations and including our pro-rata share from unconsolidated joint ventures ("Adjusted EBITDA") is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.

Net operating income ("NOI") is a non-GAAP financial measure equal to net income attributable to stockholders, the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investments securities, plus corporate general and administrative expense, acquisition and transaction costs, depreciation and amortization, other non-cash expenses and interest expense. NOI is adjusted to include our pro-rata share of NOI from unconsolidated joint ventures. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of our liquidity or ability to make dividends.

Cash NOI is NOI presented on a cash basis, which is NOI after eliminating the effects of straight-lining of rent and the amortization of above and below market leases.